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                                                                  Exhibit 7.14.1


                              EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT made and entered into as of the ____ day of _________, 199__, by and between ______________________________________________________, a
Missouri corporation formerly known as Kansas City Power & Light Company (the "Company"), and A. Drue Jennings (the "Executive");

     WHEREAS, the Executive is currently serving as Chairman, President and Chief Executive Officer of the Company, and the Company desires to secure the continued employment of the Executive in accordance herewith;

     WHEREAS, the Company has entered into a severance agreement (the "Severance Agreement") with the Executive as of May 7, 1993, as amended on January 15, 1996;

     WHEREAS, pursuant to the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 19, 1996, as amended and restated as of May 20, 1996, by and among the Company, KC Merger Sub Inc., a Delaware corporation, UtiliCorp United Inc., a Delaware corporation ("UCU"), and the KC United Corp., a Delaware corporation, the parties thereto have agreed to merge pursuant to the terms thereof;

     WHEREAS, the Executive is willing to commit himself to be employed by the Company on the terms and conditions herein set forth and thus to forego opportunities elsewhere; and

     WHEREAS, the parties desire to enter into this Agreement, as of the Effective Date, as hereinafter defined, setting forth the terms and conditions for the employment relationship of the Executive with the Company during the Employment Period (as hereinafter defined).

     NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

     1.   EMPLOYMENT AND TERM.

          (a) EMPLOYMENT. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement during the term thereof (as described below).

          (b) TERM. The term of this Agreement shall commence as of the Closing Date (the "Effective Date") of the "UCU Merger" (as defined in the Merger Agreement) and

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shall continue until the fifth anniversary of the Effective Date (such term being referred to hereinafter as the "Employment Period"); and FURTHER PROVIDED, HOWEVER, that if the Merger Agreement is terminated, then, at the time of such termination, this Agreement shall be deemed cancelled and of no force or effect. As a condition to the "Mergers" (as defined in the Merger Agreement), the parties hereto agree that the Company shall be responsible for all of the premises, covenants and agreements set forth in this Agreement.

     2.   DUTIES AND POWERS OF EXECUTIVE.

          (a) POSITION; LOCATION. During the Employment Period, the Executive shall serve from the Effective Date until the date of the annual meeting of shareholders of the Company that occurs in 2002, as the Chairman of the Board of Directors of the Company (the "Board") with such authority, duties and responsibilities with respect to such position as set forth on Annex A attached hereto, and thereafter the Executive shall serve as the Vice Chairman of the Board with such authority, duties and responsibilities with respect to such position as set forth on Annex A attached hereto. The titles, authority, duties and responsibilities set forth in Annex A attached hereto may be changed from time to time but only with the mutual written agreement of the Executive and the Company. The Executive's services shall be performed primarily at the Company's headquarters which shall be located in the Kansas City metropolitan area.

          (b) BOARD MEMBERSHIP. The Executive shall be a member of the Board on the first day of the Employment Period, and the Board shall propose the Executive for re-election to the Board throughout the Employment Period.

          (c) ATTENTION. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

     3. COMPENSATION. The Executive shall receive the following compensation for his services hereunder to the Company:

          (a) SALARY. During the Employment Period, the Executive's annual base salary (the "Annual Base Salary"), payable in accordance with the Company's general payroll practices, in effect from time to time, shall be at the annual rate established by the Board, but in no event less than the greater of his annual base salary with the Company as in effect as of the day before the Effective Date and the annual base salary of any other senior

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executive officer of the Company or its subsidiaries.  The Board may from time to time direct such upward adjustments in Annual Base Salary as the Board deems to be necessary or desirable, including, without limitation, adjustments in order to reflect increases in the cost of living. The Annual Base Salary shall not be reduced after any increase thereof. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation of the Company under this Agreement.

          (b) INCENTIVE COMPENSATION. During the Employment Period, the Executive shall participate in short-term incentive compensation plans and long-term incentive compensation plans (the latter to consist of plans offering stock options, restricted stock and other long-term incentive compensation) providing him with the opportunity to earn, on a year-by-year basis, short-term and long-term incentive compensation (the "Incentive Compensation") at least equal to the greater of (i) the amounts that he had the opportunity to earn under the comparable plans of the Company as in effect immediately before the Effective Time, or (ii) the amounts that any other senior executive officer of the Company has the opportunity to earn under the plans of the Company and its subsidiaries for that year.

          (c) RETIREMENT, INCENTIVE AND WELFARE BENEFIT PLANS. In addition to 3(b), during the Employment Period and so long as the Executive is employed by the Company, he shall be eligible to participate in all other incentive, stock option, restricted stock, performance unit, savings, retirement and welfare plans, practices, policies and programs applicable generally to employees and/or senior executive officers of the Company and its subsidiaries, except with respect to any benefits under any plan, practice, policy or program to which the Executive has waived his rights in writing. Notwithstanding anything in this Agreement to the contrary, and in addition to any other payments or benefits provided hereunder, for all periods following the termination of the Executive's employment (i) for any reason during the term of this Agreement but after the Executive has satisfied the requirements for early retirement under any retirement plans or arrangements maintained by the Company, as in effect on the Effective Date or by the Company after the Effective Date (the "Plans") or (ii) at any other time upon the consent of the Board, the Company shall provide the Executive (and, if elected by the Executive pursuant to the following sentence, his designated beneficiary) with retirement income, in addition to any benefits provided under the Plans, in an amount each year during the Executive's life (and, if elected by the Executive pursuant to the following sentence, the life of his designated beneficiary) equal to the excess, if any, of (i) sixty percent (60%) of the Executive's Annual Base Salary in effect immediately prior to his termination of employment (reduced based upon the actuarial assumptions set forth in the Company's tax-qualified defined benefit retirement plan (the "Qualified Plan") if the Executive elects a form of benefit payment other than a straight life annuity pursuant to the following sentence) over (ii) the aggregate amount of retirement income, if any, that would have been paid to the Executive under the Plans during such year had the Executive elected to receive his benefits thereunder in the same form as he elects to receive his benefits hereunder pursuant to the following sentence. The Executive may elect to receive the amounts payable pursuant to the preceding sentence in any form permitted under the Qualified Plan. Such election must be made not less than 90 days preceding the

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payment of any such benefits.  In addition, the Company shall assume and continue the Severance Agreement.

          (d) INSURANCE. During the Employment Period, the Company shall provide the Executive with life insurance coverage providing a death benefit to such beneficiary or beneficiaries as the Executive may designate of not less than three times his Annual Base Salary.

          (e) EXPENSES. The Company shall reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board.

          (f) FRINGE BENEFITS. During the Employment Period and so long as the Executive is employed by the Company, he shall be entitled to receive fringe benefits in accordance with the plans, practices, programs and policies of the Company from time to time in effect, commensurate with his position and at least the same as those received by any senior executive officer of the Company.

     4.   TERMINATION OF EMPLOYMENT.

          (a) DEATH. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.

          (b) BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean the conviction of the Executive for the commission of a felony which, at the time of such commission, has a materially adverse effect on the Company.

          (c) BY THE COMPANY WITHOUT CAUSE. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive's employment other than by a termination for Cause during the Employment Period, but only upon the affirmative vote of two-thirds of the membership of the Board.

          (d) BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

               (i) the reduction in the Executive's Annual Base Salary as specified in Section 3(a) of this Agreement, the Executive's Incentive Compensation benefit as specified in Section 3(b) of this Agreement, or any other benefit or payment described in Section 3 of this Agreement;

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               (ii) the change without the Executive's consent of the
          Executive's title, authority, duties or responsibilities as specified in Section 2(a) of this Agreement;

               (iii)the Company's requiring the Executive without his consent to be based at any office or location other than the Company's headquarters which shall be located in the Kansas City metropolitan area; or

               (iv) any breach by the Company of any other material provision of this Agreement;

PROVIDED, HOWEVER, that during the 30-day period commencing on the third anniversary of the Effective Date, the termination by the Executive for any reason shall constitute a termination by the Executive of his employment for Good Reason.

          (e) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined in Section 4(f)) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (f) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death, the Date of Termination shall be the date of death.

     5.   OBLIGATIONS OF THE COMPANY UPON TERMINATION.

          (a) TERMINATION OTHER THAN FOR CAUSE. During the Employment Period, if the Company shall terminate the Executive's employment (other than in the case of a termination for Cause), the Executive shall terminate his employment for Good Reason or the

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Executive's employment shall terminate by reason of death (termination in any such case being referred to as a "Termination"):

               (i) the Company shall pay to the Executive a lump sum amount in cash equal to the sum of (A) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid,
          (B) an amount equal to the Incentive Compensation benefit described in
          Section 3(b) of this Agreement for the fiscal year that includes the Date of Termination multiplied by a fraction the numerator of which shall be the number of days from the beginning of such fiscal year to and including the Date of Termination and the denominator of which shall be 365, and (C) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid. (The amounts specified in clauses (A), (B) and (C) shall be hereinafter referred to as the "Accrued Obligations".) The amounts specified in this Section 5(a)(i) shall be paid within 30 days after the Date of Termination; and

               (ii) in the event of Termination other than by reason of the Executive's death, then (A) the Company shall pay to the Executive a lump sum amount, in cash, equal to the present value of the Annual Base Salary and the Incentive Compensation benefit described in
          Section 3(b) of this Agreement payable through the end of the Employment Period or, if longer, for a period of three years (the "Continuation Period"), each, at the rate, in effect at the time Notice of Termination is given, and, with respect to the Incentive Compensation, assuming the full achievement of all target performance goals in effect at the time that Notice of Termination is given, such amount to be paid within 30 days of such Date of Termination; (B) except with respect to the benefits provided pursuant to clause (d) below, the Company shall pay to the Executive the value of all benefits to which the Executive would have been entitled under Sections 3(d) and (f) had he remained in employment with the Company until the end of the Continuation Period; (C) the Company shall pay the value of all deferred compensation amounts (together with any accrued interest or earnings thereon) and all executive life insurance benefits whether or not then vested or payable; and (D) the Company shall continue medical and welfare benefits to the Executive and/or the Executive's family at least equal to those which would have been provided had the Executive remained in employment to the end of the Continuation Period (excluding benefits to which the Executive has waived his rights in writing), such benefits to be in accordance with the most favorable medical and welfare benefit plans, practices, programs or policies (the "M&W Plans") of the Company as in effect and applicable to any senior executive officer of the Company and his or her family during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Executive, as in effect at any time there-

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          after with respect to any senior executive officer of the Company (but on a prospective basis only unless and then only to the extent, such more favorable M&W Plans are by their terms retroactive); PROVIDED, HOWEVER, that if the Executive becomes employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the benefits under the M&W Plans shall be secondary to those provided under such other plan during such applicable period of eligibility.

          (b) TERMINATION BY THE COMPANY FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. Subject to the provisions of Section 6 of this Agreement, if the Executive's employment shall be terminated for Cause during the Employment Period, or if the Executive terminates employment during the Employment Period other than a termination for Good Reason, the Company shall have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive the Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent theretofore unpaid.

          (c) SEVERANCE AGREEMENT. Notwithstanding the foregoing, the benefits provided under subsections (a) and (b) of this Section 5 shall be reduced by any amounts paid pursuant to the Severance Agreement.

     6. NONEXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     7. FULL SETTLEMENT; MITIGATION. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 5(a)(ii)(D), such amounts shall not be reduced whether or not the Executive obtains other employment. If there occurs a dispute between the Executive and the Company as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of

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any payment pursuant to this Agreement) this Agreement, the Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any such dispute.

     8. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies (either before or after the Effective Date) and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

     9.   SUCCESSORS.

          (a) ASSIGNMENT BY EXECUTIVE. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) SUCCESSORS AND ASSIGNS OF COMPANY. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

          (c) ASSUMPTION. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

     10.  MISCELLANEOUS.

          (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a

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committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

          (b) NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return-receipt requested, postage prepaid, addressed, in either case, at the Company's headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) TAXES. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) NO WAIVER. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(d) of this Agreement, or the right of the Company to terminate the Executive's employment for Cause pursuant to Section 4(b) of this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (f) ENTIRE AGREEMENT. Except for the Severance Agreement, which shall remain in full force and effect and, in accordance with its terms, be assumed by the Company as of the Effective Date, this instrument contains the entire agreement of the Executive, the Company or any predecessor or subsidiary thereof with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby.

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     IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

                                             [Company]


                                             ----------------------------------
                                             Name:
                                             Title:


                                             ----------------------------------
                                             A. Drue Jennings

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                                                                         ANNEX A
                                                                   TO EMPLOYMENT
                                                                       AGREEMENT


CHAIRMAN OF THE BOARD

     The Chairman of the Board shall be a director and shall preside at meetings of the Board and meetings of shareholders. The Chairman shall be responsible for (a) board and shareholder governance, (b) external relations with industry, cities and communities, (c) economic development initiatives, (d) oversight of issues relating to the Nuclear Regulatory Commission and nuclear operations, (e) corporate wide business management and (f) implementation of business plans with other team members. The Chairman shall share with the Chief Executive Officer responsibility for (a) implementation of the Mergers, (b) external relations with the financial community, (c) corporate governance, (d) setting the agenda for all meetings of the Board (and committees thereof) and (e) enterprise support. The Chairman of the Board shall be a member of the Executive Committee and an ex officio member of all standing committees.

VICE-CHAIRMAN OF THE BOARD

     The Vice-Chairman of the Board shall be a director and shall preside at meetings of the Board and meetings of shareholders in the absence of the Chairman of the Board or upon the inability of the Chairman of the Board to act. The Vice-Chairman shall perform such duties as may from time-to-time be assigned to him by the Board.

CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer shall be a director, shall submit a report of the operations of the Company for the fiscal year to the shareholders at their annual meeting and from time-to-time shall report to the Board all matters within his knowledge which the interests of the Company may require be brought to their notice. The Chief Executive Officer shall be responsible for (a) the strategic direction, development and oversight of the Company, (b) the international growth of the Company and (c) the deployment of strategic assets of the Company (including executive management). The Chief Executive Officer shall share with the Chairman of the Board responsibility for (a) implementation of the Mergers, (b) external relations with the financial community, (c) corporate governance, (d) setting the agenda for all meetings of the Board (and committees thereof) and (e) enterprise support. The Chief Executive Officer shall be a member of the Executive Committee and an ex officio member of all standing committees. The President, the Chief Operating Officer, Chief Financial Officer and Internal Auditing Department will report directly to the Chief Executive Officer.